VARIABLE PRODUCT SERVICES AGREEMENT
RYDEX VARIABLE TRUST

This VARIABLE PRODUCT SERVICES AGREEMENT (the "Agreement") is made as of May 1, 2015 by Guggenheim Funds Distributors, LLC ("GFDL"), a Delaware limited liability company, and Principal Life Insurance Company (the "Servicer"), an Iowa corporation.

WHEREAS, GFDL, Rydex Variable Trust (the "Trust"), and the Servicer have entered into a Fund Participation Agreement dated May 1, 2015, as may be amended from time to time ("Participation Agreement"), pursuant to which the Servicer, on behalf of its separate accounts, purchases shares of certain portfolios of the Trust ("Funds") to serve as investment vehicles under variable annuity and/or life insurance contracts ("Variable Contracts") offered by the Servicer; and

WHEREAS, in accordance with the Investor Services Plan adopted by the Trust (the "Plan") and an Investor Services Agreement entered into between the Trust and GFDL, the Trust has retained GFDL to provide, directly or indirectly, certain services to owners of variable annuity and variable life insurance contracts who engage indirectly in strategic or tactical asset allocation investing ("Investors") in the Funds; and

WHEREAS, GFDL seeks to retain the Servicer to provide the services described herein to Investors in connection with strategic or tactical asset allocation investing under their variable annuity or variable life insurance contracts.

NOW THEREFORE, in consideration of their mutual promises set forth herein, GFDL and the Servicer hereby agree as follows:

ARTICLE I. Investor Services

1.1	Pursuant to the Plan, the Servicer shall provide investor services to Investors. Investor services include some or all of the following:

(i)
assistance in printing Trust prospectuses and statements of additional information and mailing them to Investors or to financial advisors who allocate funds for investment in the Funds on behalf of Investors ("Financial Advisors");

(ii)	assistance in forwarding communications from the Trust to Investors or Financial Advisors, including proxy solicitation material and annual and semiannual reports;

(iii)    assistance in facilitating and processing transactions in the Funds; and

(iv)
providing support services to Financial Advisers, including, but not limited to: (a) providing Financial Advisers with updates on policies and procedures; (b) answering questions of Financial Advisers regarding the investments of the Trust's portfolios; (c) providing performance information regarding the Trust's portfolios; and (d) providing information to Financial Advisers regarding the investment objectives of the Trust's portfolios.

1.2
For providing investor services to Investors pursuant to this Agreement, GFDL shall compensate the Servicer a fee computed daily and paid monthly in arrears, equal to an annual rate of 25 basis points (0.25%) of the average daily net assets of the Trusts held by Servicer in its separate accounts pursuant to its variable annuity contracts. Servicer will provide the average daily net asset value for each month as soon as practicable after the end of each month. GFDL shall pay this compensation within thirty (30) days after receipt of such value.

ARTICLE II. Indemnification

2.1.     Indemnification By Servicer

2.l(a) Servicer agrees to indemnify and hold harmless GFDL, each officer, director and employee of GFDL, and each person, if any, who controls GFDL, within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, an "Indemnified Party," for purposes of this Section 2.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Servicer) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) or settlements are related to Servicer's performance of, or failure to perform its duties under the Agreement and arise:

(i)
by reason of the Servicer's willful misfeasance, bad faith or negligence in performance of its duties or obligations hereunder or by reason of reckless disregard of its duties or obligations hereunder;

(ii)	from reasonable reliance on information furnished to GFDL by Servicer or its affiliates;

(iii)	as a result of any material failure by Servicer to provide the services and furnish the materials under the terms of this Agreement; or

(iv)
out of or result from any material breach of any representation or warranty made by Servicer in this Agreement or arise out of or result from any other material breach of this Agreement by Servicer, as limited by and in accordance with the provisions of Sections 2.1(b) and 2.1(c) hereof.

2.1(b). Servicer shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

2.1(c). Servicer shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Servicer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Servicer of any such claim shall not relieve Servicer from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, Servicer shall be entitled to participate, at its own expense, in the defense of such action. Servicer also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Servicer to such party of Servicer's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Servicer will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

2.l(d). The Indemnified Parties will promptly notify Servicer of the commencement of any litigation or proceedings against them in connection with the provision of services under this Agreement.

2.2. Indemnification by GFDL

2.2(a). GFDL agrees to indemnify and hold harmless Servicer and each of its directors, officers and employees and each person, if any, who controls Servicer within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" and individually, an "Indemnified Party," for purposes of this Section 2.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the GFDL) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to GFDL's performance of, or failure to perform its duties under this Agreement and arise:

(i)	by reason of GFDL's willful misfeasance, bad faith or negligence in performance of its duties or obligations hereunder or by reason of reckless disregard of its duties or obligations hereunder;

(ii)	from reasonable reliance on information furnished to Servicer by GFDL or its affiliates;

(iii)	as a result of any failure by GFDL to provide the services and furnish the materials under the terms of this Agreement; or

(iv)
out of or result from any material breach of any representation and/or warranty made by GFDL in this Agreement or arise out of or result from any other material breach of this Agreement by GFDL; as limited by and in accordance with the provisions of Sections 2.2(b) and 2.2(c) hereof.

2.2(b). GFDL shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities, or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

2.2(c). GFDL shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified GFDL in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify GFDL of any such claim shall not relieve GFDL from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, GFDL will be entitled to participate, at its own expense, in the defense thereof. GFDL also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from GFDL to such party of GFDL's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and GFDL will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

2.2(d). Servicer agrees promptly to notify GFDL of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the provision of services under this Agreement.

2.3.    Survival of Indemnification
Article II shall survive the termination of this Agreement. ARTICLE III. Term

3.1
This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue indefinitely. This Agreement is terminable without penalty, on at least sixty days' written notice, by either party.

3.2	In the event a termination notice is given by GFDL, all reasonable expenses associated with movement of records and materials and conversion thereof will be borne by GFDL.

3.3	In the event a termination notice is given by the Servicer, ail reasonable expenses associated with movement of records and materials and conversion thereof will be borne by the Servicer.

3.4
In the event of termination, the compensation set forth in Section 1.2 shall continue to be paid for as long as (a) Investors are indirectly invested in the Trust; (b) the Servicer continues to perform its obligations hereunder; and (c) the Investor Services Agreement between the Trust and GFDL remains in effect.

ARTICLE IV. Addresses

Any notice or other instrument authorized or required by this Agreement to be given in writing to Servicer or GFDL shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To Servicer:

Principal Life Insurance Company
711 High Street
Des Moines, IA 50392
Attn: Sara Wiener

To GFDL:

Guggenheim Funds Distributors, LLC
805 King Farm Blvd., Suite 600
Rockville, MD 20850
Attn: Nick Bonos

ARTICLE V. Applicable Law

5.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the substantive laws of the State of Delaware without regard to the conflict of laws provisions thereof.

5.2. This Agreement shall be subject to the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act") and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VI. Miscellaneous

6.1.     Subject to the requirements of legal process and regulatory authority, GFDL shall treat as confidential the names and addresses of the owners of the variable annuity and variable life insurance contracts covered by this Agreement and all information reasonably identified as confidential in writing by any party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

6.2.    The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

6.3.    This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

6.4.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

6.5.    Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the Financial Industry Regulatory Authority ("FINRA") and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Iowa Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of Servicer are being conducted in a manner consistent with the Iowa Insurance Regulations and any other applicable law or regulations.

6.6.    The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.

6.7.    This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that GFDL may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with GFDL, if such assignee is duly licensed and registered to the extent necessary to perform the obligations of GFDL under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GUGGENHEIM FUNDS DISTRIBUTORS, LLC

By: /s/ Douglas C. Mangini
Name: Douglas C. Mangini
Title: Vice President

PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Sara Wiener
Name: Sara Wiener
Title: AVP - Annuities